For more information:	For Release:
Craig M. Koven	January 24, 2007
Communications Manager	4:01 p.m. ET
Celadon Group Inc.
(800) CELADON Ext. 7041
(317) 972-7041 Direct
ckoven@celadongroup.com

CELADON GROUP REPORTS SECOND QUARTER FINANCIAL RESULTS

INDIANAPOLIS - January 24, 2007 - Celadon Group Inc. (NASDAQ: CLDN) today reported its financial and operating results for the three and six months ended Dec. 31, 2006, the second fiscal quarter of the company’s fiscal year ending June 30, 2007.

For the quarter, revenue increased 2.2% to $122.9 million in the 2006 quarter from $120.3 million in the 2005 quarter. Freight revenue, which excludes fuel surcharges, was up 4.5% to $107.5 million in the 2006 quarter from $102.9 million in the 2005 quarter. Net income increased 27.1% to $6.1 million in the 2006 quarter from $4.8 million for the same quarter last year. Earnings per diluted share improved by 23.8% to $0.26 in the 2006 quarter from $0.21 for the same quarter last year.

For the six months ended Dec. 31, 2006, revenue increased 5.2% to $250.6 million in 2006 from $238.2 million for the same period last year. Freight revenue was up 4.3% to $215.1 million in 2006 from $206.2 million for the same period last year. Net income increased 38.9% to $13.2 million in 2006 from $9.5 million for the same period last year. Earnings per diluted share increased 36.6% to $0.56 from $0.41 the same period last year.

Chairman and CEO Steve Russell commented on the quarter: “We are pleased with the results of the December quarter, during what turned out to be a more challenging freight environment than the industry has seen in the past several years. Our average revenue per loaded mile, excluding fuel surcharge, increased by 4.0%, to $1.55 from $1.49, while average revenue per total mile, excluding fuel surcharge, improved 2.2%, to $1.40 from $1.37. Reduced miles per week per truck and increased deadhead, were both a result of the decline in freight levels during the latter part of the quarter. As a result of excellent drivers, disciplined management and strong cost control, our operating ratio (defined as operating expenses, net of fuel surcharge, as a percentage of freight revenue) improved 260 basis points to 89.8% from 92.4%.

“On Oct. 6, 2006, the company acquired certain assets of Digby Truck Lines. The on-boarding of Digby’s former customers and drivers was successfully accomplished during the quarter. We are in the process of disposing of the older tractors and trailers that we are not intending to retain.

“We believe capacity in our industry continues to be constrained by a shortage of qualified drivers. We address the driver shortage by recruiting safe and experienced drivers, providing newer equipment, and offering competitive compensation and lifestyle programs. We believe our continued commitment to the quality of life of our drivers helps keep our trucks seated, reduces our costs, improves customer service and contributes to improved safety for the driving public.

“We believe carefully managing the average age of our fleet allows us greater flexibility in addressing the cost and reliability issues involving tractor engines designed to comply with stricter emissions requirements in 2007 and generally lowers our operating expenses.”

Conference Call Information

An investor conference call is scheduled for Thursday, Jan. 25, at 10:00 a.m. ET. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-831-6247 (international calls 617-213-8856) pin number 59501791 a few minutes prior to the start time. A replay will be available through March 25 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 96962889.

This call is being webcast by Thomson/CCBN and can be accessed on Celadon’s web site at www.celadongroup.com. Any statistical and financial information that is expected to be discussed during the conference call also will be available at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. In this press release, these statements include, without limitation, statements relating to anticipated capacity constraints in the industry due to a shortage of drivers and our response thereto, our commitment to the quality of life of our drivers and perceived related benefits, the average age of our tractor fleet and perceived related benefits, and our expected future results. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of capacity constraints due to a shortage of drivers and perceived benefits of our approach to addressing such shortage are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value amounts)

	December 31,	June 30,
	2006	2006
A S S E T S	(unaudited)

Current assets:
Cash and cash equivalents	$112	$1,674
Trade receivables, net of allowance for doubtful accounts of $1,237 and $1,269 at December 31, 2006 and June 30, 2006	52,357	55,462
Prepaid expenses and other current assets	13,733	10,132
Tires in service	2,881	2,737
Equipment held for resale	12,991	0
Income tax receivable	0	5,216
Deferred income taxes	1,304	1,867
Total current assets	83,378	77,088
Property and equipment	153,734	121,733
Less accumulated depreciation and amortization	34,469	30,466
Net property and equipment	119,265	91,267
Tires in service	1,540	1,569
Goodwill	19,137	19,137
Other assets	1,008	1,005
Total assets	$224,328	$190,066

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$5,666	$4,369
Accrued salaries and benefits	8,184	16,808
Accrued insurance and claims	7,424	7,048
Accrued fuel expense	1,612	6,481
Other accrued expenses	11,007	12,018
Current maturities of long-term debt	4,312	975
Current maturities of capital lease obligations	447	507
Income taxes payable	89	0
Total current liabilities	38,741	48,206
Long-term debt, net of current maturities	35,785	9,608
Capital lease obligations, net of current maturities	839	933
Deferred income taxes	12,541	9,867
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,418,648 and 23,111,367 shares at December 31, 2006 and June 30, 2006	773	763
Additional paid-in capital	92,398	90,828
Retained earnings	45,270	32,092
Accumulated other comprehensive loss	(2,044)	(2,256)
Total stockholders’ equity	136,397	121,427
Total liabilities and stockholders’ equity	$224,328	$190,066

Key Operating Statistics

	For the three months ended December 31, 2006	For the three months ended December 31, 2005

Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile(*)	$1.550	$1.487
Average revenue per total mile(*)	$1.396	$1.373
Avg. revenue per tractor per week (*)	$2,858	$2,956
Average miles per tractor per week	2,047	2,153
Average tractors(**)	2,437	2,255
Tractors at end of period (***)	2,962	2,555
Trailers at end of period (***)	8,418	7,727

*	Excluding fuel surcharges.
**	Excludes tractors operated by our Mexican subsidiary, Jaguar.
***	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue:
Freight revenue	$107,454	$102,888	$215,118	$206,228
Fuel surcharges	15,416	17,386	35,480	31,981
	122,870	120,274	250,598	238,209

Operating expenses:
Salaries, wages and employee benefits	36,440	35,468	71,729	70,331
Fuel	26,700	27,928	57,374	54,148
Operations and maintenance	7,618	7,442	15,252	14,724
Insurance and claims	3,299	3,961	7,530	7,347
Depreciation, amortization	4,018	2,921	7,484	6,084
Revenue equipment rentals	8,687	10,255	18,020	20,626
Purchased transportation	17,811	17,840	36,151	35,663
Costs of products and services sold	1,995	1,347	3,862	2,641
Professional and consulting fees	465	702	987	1,553
Communications and utilities	1,207	1,024	2,301	2,043
Operating taxes and licenses	2,160	2,153	4,249	4,213
General and other operating	1,493	1,458	3,041	2,965
Total operating expenses	111,893	112,499	227,980	222,338

Operating income	10,977	7,775	22,618	15,871

Other (income) expense:
Interest income	(7)	(77)	(15)	(78)
Interest expense	761	197	1,062	499
Other (income) expense, net	19	1	4	26
Income before income taxes	10,204	7,654	21,567	15,424
Provision for income taxes	4,139	2,855	8,389	5,941
Net income	$6,065	$4,799	$13,178	$9,483

Earnings per common share:
Diluted earnings per share	$0.26	$0.21	$0.56	$0.41
Basic earnings per share	$0.26	$0.21	$0.56	$0.42
Average shares outstanding:
Diluted	23,690	23,297	23,616	23,252
Basic	23,419	22,691	23,345	22,661